
<ARTICLE> 5
<LEGEND>
This schedule contains summary information extracted from Krupp Institutional
Mortgage Fund Ltd. Partnership Financial Statements for the three months ended
March 31, 1998 and is qualified in its entirety by reference to such financial statements.
</LEGEND>

<PERIOD-TYPE>                   3-MOS
<FISCAL-YEAR-END>                          DEC-31-1998
<PERIOD-END>                               MAR-31-1998
<CASH>                                       5,825,345
<SECURITIES>                                         0
<RECEIVABLES>                                2,793,278<F1><F2>
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                 4,229
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                               8,622,852
<CURRENT-LIABILITIES>                          275,683
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                     8,347,169<F3>
<OTHER-SE>                                           0
<TOTAL-LIABILITY-AND-EQUITY>                 8,622,852
<SALES>                                              0
<TOTAL-REVENUES>                                42,583
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                               330,920
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                                      0
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                                  0
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 (288,337)<F4>
<EPS-PRIMARY>                                        0<F4>
<EPS-DILUTED>                                        0<F4>

<F1>Includes all receivables on the Balance Sheet.
<F2>KELP sold its remaining properties on January 30, 1998 to unaffiliated third parties with twelve other properties for a total selling price of $138,000,000, of which KELP received $5,027,200 for the sale of its properties, less its share of closing costs. KELP used the net sales proceeds of $4,778,696 to pay down the mortgage notes payable to the Partnership. As a result of the sale of KELP's properties, certain notes totaling $2,790,388, pledged to the Partnership under a Collateral Plege Agreement, were paid by the original
General Partners of KELP to the Partnership on May 12, 1998.
<F3>Represents Limited Partners equity of $8,563,302 and General Partners deficit of ($216,133), respectively.
<F4>Net (loss) allocated ($2,883) to the General Partners and ($285,454) to the
Limited Partners. Average net loss per Unit of Limited Partners interest is ($9.50) on 30,059 Units outstanding.

